                                                                    EXHIBIT 12.1

                             WESTBRIDGE CAPITAL CORP.
                                       AND
                                   SUBSIDIARIES

            COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                       AND
       RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

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
                                                    SUPPLEMENTAL
                                                    AS ADJUSTED           YEAR ENDED DECEMBER 31,
                                                    ------------   -------------------------------------
                                           1996         1996        1995      1994      1993      1992
                                          -------   ------------   -------   -------   -------   -------
Income from continuing operations before
  provisions for income.................  $11,021     $ 2,921      $ 6,487   $ 7,999   $ 5,093   $ 3,428
Add:
  Portion of rents representative of the
     interest factor....................    1,162       1,162          884       901       612       452
  Interest on indebtedness..............    4,369       9,244        2,315     2,827     2,340     2,340
  Amortization of debt expense..........       93         393          117       240       212       196
                                          -------     -------      -------   -------   -------   -------
          Income as adjusted............  $16,645     $13,720      $ 9,803   $11,967   $ 8,257   $ 6,416
                                          =======     =======      =======   =======   =======   =======
Preferred stock dividend requirements...      990         990          934       779        --        --
Ratio of income before provision for
  income taxes to net income............   166.71      166.67       176.57    152.80    144.24    118.37
Preferred stock dividend factor on pre-
  tax basis.............................    1,650       1,650        1,650     1,190        --        --
Fixed Charges:
  Interest on indebtedness..............    4,369       9,244        2,315     2,827     2,340     2,340
  Amortization of debt expense..........       93         393          117       240       212       196
  Capitalized interest..................       --          --           --        --        --        --
  Portion of rents representative of the
     interest factor....................    1,162       1,162          884       901       612       452
                                          -------     -------      -------   -------   -------   -------
          Fixed charges.................  $ 5,624     $10,799      $ 3,316   $ 3,968   $ 3,164   $ 2,988
                                          =======     =======      =======   =======   =======   =======
          Fixed charges and preferred
            stock dividends.............  $ 7,274     $12,449      $ 4,966   $ 5,158   $ 3,164   $ 2,988
                                          =======     =======      =======   =======   =======   =======
Ratio of earnings to fixed charges......      3.0         1.3          3.0       3.0       2.6       2.2
                                          =======     =======      =======   =======   =======   =======
Ratio of earnings to fixed charges and
  preferred stock dividends.............      2.3         1.1          2.0       2.3       2.6       2.2
                                          =======     =======      =======   =======   =======   =======
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